Exhibit 99.1

Oak Street Health Announces Proposed Private Placement of $750.0 Million of Convertible Senior Notes

CHICAGO, March 10, 2021 — Oak Street Health, Inc. (“Oak Street”) (NYSE: OSH), a network of value-based, primary care centers for adults on Medicare, today announced that it intends to offer, subject to market conditions and other factors, $750.0 million aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private placement (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Oak Street also intends to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $112.5 million aggregate principal amount of notes.

The notes will be senior unsecured obligations of Oak Street and will accrue interest payable semiannually in arrears. The notes will be convertible into cash, shares of Oak Street’s common stock or a combination of cash and shares of Oak Street’s common stock, at Oak Street’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

In connection with the pricing of the notes, Oak Street expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of common stock initially underlying the notes sold in the offering. The capped call transactions are expected generally to reduce potential dilution to Oak Street’s common stock upon any conversion of notes and/or offset any cash payments Oak Street is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Oak Street has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Oak Street’s common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time. In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock or other securities of Oak Street in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions, which are expected to occur on each trading day during the 40 trading day period beginning on the 41st scheduled trading day prior to the maturity date of the notes, or following any conversion, repurchase or redemption of the notes, to the extent Oak Street exercises the relevant election under the capped call transactions). This activity could also cause a decrease or avoid an increase in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

Oak Street intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described above. If the initial purchasers exercise their option to purchase additional notes, Oak Street expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions with the option counterparties. Oak Street intends to use the remainder of the net proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, and potential acquisitions and strategic transactions. However, it has not designated any specific uses for such remainder of the net proceeds and has no current agreements with respect to any strategic transactions.

The notes are being offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the shares of Oak Street’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Oak Street Health:

Founded in 2012, Oak Street Health is a network of value-based, primary care centers for adults on Medicare. With a mission of rebuilding healthcare as it should be, the company operates an innovative healthcare model focused on quality of care over volume of services, and assumes the full financial risk of its patients.

Oak Street Health currently operates more than 80 centers across Illinois, Michigan, Ohio, Pennsylvania, Texas, Indiana, North Carolina, Rhode Island, Tennessee, New York and Mississippi.

Forward-Looking Statements:

Certain of the statements made in this press release are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, such as those, among others, statements concerning the expected closing of the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Oak Street will be able to complete the offering or the capped call transaction on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements as predictions of future events, which statements apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, Oak Street and its business can be found under the heading “Risk Factors” in Oak Street’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements represent Oak Street’s beliefs and assumptions only as of the date of this press release. Oak Street expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except as may be required under applicable law.

Source: Oak Street Health

Media:

Erica Frank

Vice President of Public Relations

(330) 990-5026

Erica.Frank@oakstreethealth.com

Investors:

Constantine Davides

Westwicke, an ICR Company

(339) 970-2846

Constantine.Davides@westwicke.com